EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

dated as of

December 8, 2015

among

YUM! BRANDS, INC.,

The Lenders Party Hereto

and

GOLDMAN SACHS BANK USA
as Administrative Agent
________________________________________________

CITIBANK, N.A.
and
JPMORGAN CHASE BANK, N.A.
as Syndication Agents

and

GOLDMAN SACHS BANK USA,
J.P. MORGAN SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.
as Lead Arrangers and Bookrunners

TABLE OF CONTENTS

Page
Article 1
Definitions

Section 1.01.	Defined Terms	1
Section 1.02.	Classification of Loans and Borrowings	25
Section 1.03.	Terms Generally	25
Section 1.04.	Accounting Terms; GAAP	26

Article 2
The Credits

Article 3
Representations and Warranties

Section 3.01.	Organization; Powers	46
Section 3.02.	Authorization; Enforceability	46
Section 3.03.	Governmental Approvals; No Conflicts	46

i

Article 4
Conditions

Section 4.01.	Effective Date	49
Section 4.02.	Each Credit Event	50

Article 5
Affirmative Covenants

Article 6
Negative Covenants

Article 7
Events of Default

Section 7.01.	Events of Default	58
Section 7.02.	Exclusion of Immaterial Subsidiaries	61

Article 8
The Administrative Agent

Article 9
[Intentionally Omitted]

Article 10
Miscellaneous

SCHEDULES:
Schedule A -- Guarantors
Schedule B - Excluded Subsidiaries
Schedule 2.01 -- Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 4.01 -- Post-Closing Matters
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption Agreement
Exhibit B -- Form of Guarantee Agreement
Exhibit C -- Form of Borrowing Request
Exhibit D -- Form of Competitive Bid Request

CREDIT AGREEMENT dated as of December 8, 2015, among YUM! BRANDS, INC., the LENDERS party hereto and GOLDMAN SACHS BANK USA, as Administrative Agent.
The parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Business” means any Person, property, business or asset acquired (or, as applicable, proposed to be acquired) by the Company or a Subsidiary pursuant to a Permitted Acquisition.
“Act” has the meaning assigned to such term in Section 10.15.
“Adjusted EBITDA” means, for any period, the Consolidated EBITDA of the Company for such period, adjusted (a) to include (to the extent not otherwise included) the Consolidated EBITDA of any Acquired Business acquired during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term “Permitted Acquisition”, any Acquired Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been acquired subsequent to the end of such period and prior to such time as well as that proposed to be acquired) pursuant to a Permitted Acquisition and not subsequently sold, transferred or otherwise disposed of during such period (or, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition, subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Acquired Business for such period (including the portion thereof attributable to such period prior to the date of acquisition of such Acquired Business) and (b) to exclude the Consolidated EBITDA of any Sold Business sold, transferred or otherwise disposed of during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term “Permitted Acquisition”, any Sold Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been sold, transferred or otherwise disposed of subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Sold Business for such period (including the portion thereof attributable to such period prior to the date of sale, transfer or disposition of such Sold Business). For purposes of calculating Adjusted EBITDA for any period, the portion of the Consolidated EBITDA of any Acquired Business that is to be included in Adjusted EBITDA for such period that is attributable to the period prior to the date of acquisition of such Acquired Business shall be determined as though all net income of such Acquired Business for such period was distributed to the holders of the Equity Interests of such Acquired Business ratably.

“Adjusted LIBO Rate” means with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for U.S. Dollars for such Interest Period.
“Administrative Agent” means GS Bank, in its capacity as administrative agent for the Lenders hereunder. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of GS Bank through which GS Bank shall perform any of its obligations in such capacity hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate that would be applicable to a LIBOR Loan with an interest period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the ICE LIBOR USD page of the Reuters screen displaying the London interbank offered rate administered by the ICE Benchmark Administration (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in U.S. Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the new York Fed Bank Rate or the Adjusted LIBO Rate, respectively.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any commitment Fees payable hereunder, LIBOR Loan or ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee”, “LIBO Rate Spread” or “ABR Spread”, as the case may be, as determined in the manner set forth below based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.

Category	Index Debt Ratings (Moody’s/S&P)	Commitment Fee (basis points)	LIBO Rate Spread (basis points)	ABR Spread (basis points)
1	A3 / A-	10.0	100.0	0.0
2	Baa1 / BBB+	12.5	112.5	12.5
3	Baa2 / BBB	17.5	125.0	25.0
4	Baa3 / BBB-	22.5	150.0	50.0
5	≤ Ba1 / BB+	25.0	175.0	75.0
For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Rate shall be as set forth in Category 5; (ii) if Moody’s or S&P (but not both) shall have in effect a rating for the Index Debt, then the Applicable Rate shall be based on the rating of the Index Debt by the applicable rating agency; (iii) if both Moody’s and S&P have in effect ratings for the Index Debt and the ratings established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the Category numerically lower (i.e., more favorable to the Borrower) of the two ratings unless one of the two ratings is two or more Categories numerically lower (i.e., more favorable to the Borrower) than the other, in which case the Applicable Rate shall be determined by reference to the Category one numerically higher (i.e., less favorable to the Borrower) than the Category numerically lower (i.e., more favorable to the Borrower) of the two ratings; and (iv) if the ratings established by Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P) (or if either such rating agency that has not been rating the Index Debt establishes a rating therefor), such change (or new rating) shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change (or new rating) shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change (or new rating) in the Applicable Rate shall apply during the period commencing on the effective date of such change (or new rating) and ending on the date immediately preceding the effective date of the next such change (or new rating). If Moody’s or S&P is rating the Index Debt and its rating system shall change, or if only one such rating agency is rating the Index Debt and it shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Asset Sale” means the sale or other disposition of assets by the Borrower or any other member of the Consolidated Group outside the ordinary course of business, including Equity Issuances by the Borrower’s Subsidiaries (excluding (A) asset sales or other dispositions (including Equity Issuances by the Borrower’s Subsidiaries) between or among members of the Consolidated Group and/or Securitization Subsidiaries, (B) asset sales in connection with any Refranchising Transaction, (C) asset sales in connection with Permitted Securitization Transactions and (D) other asset sales and other dispositions (including Equity Issuances by the Borrower’s Subsidiaries), the Net Cash Proceeds of which do not exceed $20,000,000 in any single transaction or related series of transactions or $250,000,000 in the aggregate).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means, in respect of any Commitments, the period from and including the Effective Date to but excluding the earliest to occur of (i) the Commitment Period End Date, (ii) if the Initial Borrowing shall not have occurred on or prior to such date, the Initial Borrowing End Date and (iii) the ChinaCo Spin Effective Date.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or (b) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed; provided, however, that in any such case, where such ownership interest or action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.
“Borrowing Minimum” means US$10,000,000.
“Borrowing Multiple” means US$1,000,000.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its Included Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP (except for the exclusion of Excluded Subsidiaries) and (b) Capital Lease Obligations incurred by the Company and its Included Subsidiaries during such period; provided that consideration paid for Permitted Acquisitions shall not be construed to constitute Capital Expenditures.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date that would be complied with by similarly situated banks acting reasonably; provided, however, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change in Tax Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“ChinaCo Spin Effective Date” means the effective date of the transaction under which Yum! China is spun off and the Company splits into two separate publicly traded companies pursuant to the Company’s announcement and press release dated October 20, 2015 regarding such transaction.
“CLO” has the meaning assigned to such term in Section 10.04.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means with respect to each Lender, the commitment of such Lender to make Loans to the Borrower hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Commitments as of the Effective Date is US$1,500,000,000.
“Commitment Period End Date” means the date occurring three months after the Effective Date.
“Company” means Yum! Brands, Inc., a North Carolina corporation.
“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan that is made pursuant to a Competitive Bid Request.
“Consenting Lender” has the meaning set forth in Section 2.10(d).
“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period, plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense of such Person for such period, (b) the aggregate amount of income tax expense of such Person for such period, (c) all amounts attributable to depreciation and amortization of such Person for such period, (d) all non-cash charges and non-cash losses of such Person during such period and (e) all losses from the sale of assets outside the ordinary course of business of such Person during such period and minus, without duplication and to the extent added to revenues in determining such Consolidated Net Income for such period, all gains from the sale of assets outside the ordinary course of business of such Person during such period, all as determined on a consolidated basis with respect to such Person and its subsidiaries in accordance with GAAP (except, in the case of the Company, for the exclusion of Excluded Subsidiaries). Unless the context otherwise requires, references to “Consolidated EBITDA” are to Consolidated EBITDA of the Company and the Included Subsidiaries.
“Consolidated EBITDAR” means, for any Person for any period, the sum of Consolidated EBITDA of such Person for such period and Rental Expense of such Person for such period. Unless the context otherwise requires, references to “Consolidated EBITDAR” are to Consolidated EBITDAR of the Company and the Included Subsidiaries.
“Consolidated Group” means the Borrower and its Subsidiaries (other than any Securitization Subsidiaries).
“Consolidated Indebtedness” means, as of any date of determination, without duplication (a) the aggregate principal amount of Indebtedness of the Company and the Included Subsidiaries outstanding as of such date (including Indebtedness of Excluded Subsidiaries to the extent Guaranteed by the Company or any Included Subsidiary), plus (b) the Securitization Amount as of such date, minus (c) the aggregate amount of cash and Permitted Investments (other than any cash and Permitted Investments that are subject to a Lien) owned by the Company and the Included Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (except for the exclusion of Excluded Subsidiaries); provided that, for purposes of this definition, the term “Indebtedness” shall exclude obligations as an account party in respect of letters of credit to the extent that such letters of credit have not been drawn upon.
“Consolidated Interest Expense” means, for any Person for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by such Person during such period, determined on a consolidated basis with respect to such Person and its Subsidiaries in accordance with GAAP (except, in the case of the Company, for the exclusion of Excluded Subsidiaries); provided that interest expense of an Excluded Subsidiary shall be deemed to be interest expense of the Company to the extent such interest expense relates to Indebtedness to the extent Guaranteed by the Company or an Included Subsidiary. Unless the context otherwise requires, references to “Consolidated Interest Expense” are to Consolidated Interest Expense of the Company and the Included Subsidiaries.

“Consolidated Net Income” means, for any Person for any period, net income or loss of such Person for such period determined on a consolidated basis with respect to such Person and its subsidiaries in accordance with GAAP; provided that, in the case of the Company, there shall be excluded (a) the income of any Person (other than a Foreign Subsidiary) in which any other Person (other than the Company or any Domestic Subsidiary or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the Attributable Income (as defined below) of such Person, (b) the income of any Excluded Subsidiary, except to the extent of the amount of dividends or other distributions (including distributions made as a return of capital or repayment of principal of advances) actually paid to the Company or any Included Subsidiaries by such Excluded Subsidiary during such period and (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of the Subsidiaries or the date such Person’s assets are acquired by the Company or any of the Subsidiaries. Unless the context otherwise requires, references to “Consolidated Net Income” are to Consolidated Net Income of the Company and the Included Subsidiaries. For purposes hereof, “Attributable Income” means, for any period, (i) in the case of any Domestic Subsidiary at least 90% of the Equity Interests in which are owned (directly or indirectly) by the Company, a portion of the net income of such Subsidiary for such period equal to the Company’s direct or indirect ownership percentage of the Equity Interests of such Subsidiary or (ii) in the case of any Domestic Subsidiary less than 90% of the Equity Interests in which are owned (directly or indirectly) by the Company, the amount of dividends or other distributions (including distributions made as a return of capital or repayment of principal of advances) actually paid by such Subsidiary to the Company or a wholly owned Domestic Subsidiary.
“Consolidated Net Tangible Assets” means, with respect to the Company as of any date, the total amount of assets (less applicable valuation allowances) after deducting (a) all current liabilities (excluding (i) the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined, (ii) the current portion of long-term Indebtedness and (iii) Loans outstanding hereunder) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries included in financial statements of the Company delivered to the Administrative Agent on or prior to such date of determination pursuant to clause (a) or (b) of Section 5.01 and determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent or any Lender.
“Debt Issuance” means the incurrence of Indebtedness by the Borrower or any other member of the Consolidated Group (excluding (i) Indebtedness owed to any member of the Consolidated Group, (ii) borrowings under the Existing Credit Agreement or any revolving facility entered into to refinance, replace, renew or extend the Existing Credit Agreement in a principal amount not to exceed $1,300,000,000 outstanding at any time, (iii) any other ordinary course borrowings under working capital, letter of credit or overdraft facilities, (iv) issuances of commercial paper and refinancings thereof, (v) purchase money indebtedness incurred in the ordinary course of business, (vi) Indebtedness with respect to capital leases incurred in the ordinary course of business, (vii) Indebtedness in connection with Permitted Securitization Transactions and (viii) other Indebtedness in an amount not to exceed $200,000,000 in the aggregate).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans (such Lender, a “Non-Funding Lender”) or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s and the Company’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any hazardous or toxic substances or wastes or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental compliance, investigation or remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
“Equity Issuance” means the issuance of any Equity Interests (excluding issuances pursuant to employee stock plans or other benefit or employee incentive arrangements).
“Equity Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, in each instance whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Subsidiary” means (a) a Foreign Subsidiary of which securities or other ownership interests representing less than 80% of the outstanding capital stock or other equity interests, as the case may be, are, at the time any determination is being made, beneficially owned, whether directly or indirectly, by the Company or (b) a Non-Controlled Subsidiary.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (a “Recipient”), (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such Recipient is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 2.20(b) or an assignee if an Event of Default has occurred or is occurring), any U.S. Federal withholding Tax that is imposed on amounts payable to such Lender under any Loan Document pursuant to a law in effect on the date on which such Lender first becomes a party to any Loan Document or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.18(a), (d) Taxes attributable to such Lender’s failure to comply with Section 2.18(d), except to the extent that such failure resulted from a Change in Tax Law after the date such Lender first becomes a party to any Loan Document which rendered such Lender no longer legally entitled to deliver the form, forms or other documentation required by Section 2.18(d) or otherwise ineligible for an exemption from, or reduced rate of, withholding and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of March 22, 2012 among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Extension Date” has the meaning set forth in Section 2.10(e).
“Facility” means the term loan credit facility made available to the Borrower pursuant to this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).
“Fee Letter” means the fee letter, dated as of the date hereof, among the Borrower, the Administrative Agent and the Lead Arrangers.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDAR of the Company for such period minus Capital Expenditures for such period to (ii) the sum of Consolidated Interest Expense of the Company for such period plus Rental Expense of the Company for such period.
“Fixed Rate” means, with respect to any Competitive Loan (other than a LIBOR Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
“Foreign Lender” means, in respect of any payments to be made by or on account of any obligation of the Borrower hereunder, any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which the Borrower is organized.

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“GS Bank” means Goldman Sachs Bank USA.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means the Guarantee Agreement substantially in the form of Exhibit B among the Borrower, the Guarantors and the Administrative Agent.
“Guarantors” means the Subsidiary Guarantors.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates or byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.
“Included Subsidiary” means any Subsidiary that is not an Excluded Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of outstanding Indebtedness of others (other than Guarantees of contingent lease payments related to sales of restaurants by the Company and the Subsidiaries or their predecessors in interest (howsoever effected)), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder or under any other Loan Document.
“Index Debt” means (a) indebtedness in respect of the obligations of the Company under the Existing Credit Agreement or any revolving facility entered into to refinance, replace, renew or extend the Existing Credit Agreement or, if such indebtedness is rated by neither Moody’s nor S&P, then (b) senior unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement (regardless of whether there is any such indebtedness outstanding).
“Initial Borrowing” has the meaning assigned to such term in Section 4.02(c).
“Initial Borrowing End Date” has the meaning assigned to such term in Section 4.02(c).
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.09.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months (or, solely in the case of the Initial Borrowing, six months) thereafter, as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than one day or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the U.S. Internal Revenue Service.
“JPMCB” means JPMorgan Chase Bank, N.A.
“Lead Arranger” means each of GS Bank, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. in its capacity as a lead arranger in respect of the credit facilities established hereunder.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date).

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in U.S. Dollars and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day; provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any such rights of a financial institution under repurchase agreements described in clause (d) of the definition of “Permitted Investments” entered into with such financial institution) with respect to such securities.
“Lien Basket Amount” means, at any time, the sum of (a) the Securitization Amount at such time in respect of Permitted Securitization Transactions and Liens arising in connection therewith to the extent not otherwise permitted by clause (h) of Section 6.02, plus (b) the aggregate principal amount of obligations (including contingent obligations, in the case of Guarantees or letters of credit) at such time secured by Liens permitted under clause (i) of Section 6.02, plus (c) the fair market value of all property sold or transferred after the Effective Date pursuant to Sale and Lease-Back Transactions permitted by clause (c) of Section 6.11.
“Loan” means any loan made by a Lender to the Borrower pursuant to this Agreement.
“Loan Documents” means this Agreement, the Guarantee Agreement, the Fee Letter and any promissory notes issued pursuant to Section 2.11(e).
“Loan Parties” means the Borrower and the Guarantors.
“Local Time” means New York City time.
“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under any Loan Document or (c) the rights and remedies available to the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than (a) the Loans and (b) Indebtedness owing to the Company or a Subsidiary), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $125,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means the date occurring six months after the Effective Date (the “Original Maturity Date”), as such date may be extended pursuant to Section 2.10.
“Maturity Date Extension Request” has the meaning set forth in Section 2.10(d).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means:
(a)    with respect to any sale or other disposition of assets by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Loans), (B) the fees and expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; and provided further, that if the Borrower or any of its Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from a sale or other disposition of assets, the Borrower or such Subsidiary may reinvest, or commit to reinvest, any portion of such proceeds in the business of the Borrower or any of its Subsidiaries and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested (or committed to be reinvested) within the 90-day period following receipt of such proceeds;

(b)     with respect to any Debt Issuance, the excess, if any, of (i) cash received by the Borrower and its Subsidiaries in connection with such Debt Issuance over (ii) the sum of (A) payments made to retire any Indebtedness for borrowed money that is required to be repaid in connection with such Debt Issuance (other than the Loans) and (B) the aggregate amount of all Taxes paid or reasonably estimated to be payable and all underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such Debt Incurrence; and
(c)    with respect to any Permitted Securitization Transaction, the excess, if any, of (i) the aggregate Securitization Amount in respect of such Permitted Securitization Transaction over (ii) the aggregate amount of all Taxes paid or reasonably estimated to be payable and all underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such Permitted Securitization Transaction (such excess, the “Net Securitization Amount”); provided that for purposes of clause (i) above, the “Securitization Amount” shall be deemed to be zero unless and until (and then only to the extent) that the aggregate amount of the Net Securitization Amounts in respect of all Permitted Securitization Transactions entered into from and after the Effective Date is greater than US$250,000,000.
“Net Securitization Amount” has the meaning set forth in the definition of “Net Cash Proceeds”.
“New York Fed” means the Federal Reserve Bank of New York.
“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; and provided further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Non-Controlled Subsidiary” means any direct or indirect subsidiary of the Company with respect to which the Company (a) has reasonably determined that it does not have sufficient operational control over such subsidiary to ensure that such subsidiary (i) complies with the warranties and covenants applicable to other Subsidiaries hereunder or (ii) does not take or omit to take any actions that would constitute or lead to an Event of Default hereunder and (b) has notified the Administrative Agent in writing that such subsidiary is a “Non-Controlled Subsidiary” hereunder and such notice specifies, in reasonable detail, the reasons for such a determination as described in clause (a) above; provided that (A) no Subsidiary Guarantor, or Principal Domestic Subsidiary shall be a Non-Controlled Subsidiary, (B) no subsidiary of which securities or other ownership interests representing more than 80% of the outstanding Equity Interests at the time any determination is being made, beneficially owned, whether directly or indirectly, by the Company shall be a Non-Controlled Subsidiary and (C) as of any date of determination, the Consolidated EBITDAR, calculated for the period of four consecutive fiscal quarters most recently ended of all Non-Controlled Subsidiaries (combined) shall not exceed 7.5% of the Company’s Consolidated EBITDAR for such period, in each case determined as though the Non-Controlled Subsidiaries were Included Subsidiaries for this purpose.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Funding Lender” has the meaning set forth in the definition of “Defaulting Lender”.
“Original Maturity Date” has the meaning set forth in the definition of “Maturity Date”.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement except for any such taxes imposed in connection with an assignment (other than an assignment made pursuant to Section 2.20).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 10.04.
“Participant Register” has the meaning set forth in Section 10.04(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means the acquisition by the Company or a Subsidiary of the assets of a Person constituting a business unit or any Equity Interests of a Person; provided that (a) immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) in the case of an acquisition of Equity Interests in a Person, after giving effect to such acquisition, at least 90% of the Equity Interests in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by the Company or any of its wholly owned Subsidiaries, (d) the Company and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.09 and 6.10 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (using Adjusted EBITDA in lieu of Consolidated EBITDA for the relevant period and including, for purposes of Section 6.10, pro forma adjustments to Consolidated Interest Expense and Rental Expense for the relevant period as if such acquisition had occurred on the first day of such period), (e) the Company has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (c) and (d) above, together with all relevant financial information for the business or entity being acquired and (f) in the case of an acquisition of a publicly-owned entity, such acquisition shall not have been preceded by an unsolicited tender offer.

“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Section 7.01; and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:

(a)    direct obligations of, or obligations on which the principal of and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within three years from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P or P-1 by Moody’s;
(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender, any Affiliate of any Lender, or any other commercial bank organized under the laws of the United States of America or any State thereof (or domestic office of any commercial bank that is organized under the laws of any country that is a member of the OECD) which has a combined capital and surplus and undivided profits of not less than US$500,000,000;
(d)    fully collateralized repurchase agreements (i) with a term ending on the next Business Day for direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) and entered into with a financial institution satisfying the criteria described in clause (c) above, or (ii) with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    investments in money market funds (i) with a policy to invest substantially all their assets in one or more investments described in the foregoing items (a), (b), (c) and (d) or (ii) having the highest credit rating obtainable from S&P or from Moody’s;
(f)    investments in (i) any debt securities rated AA- or above by S&P and Aa3 or above by Moody’s and maturing within one year from the date of acquisition thereof and (ii) mutual funds with assets of at least US$5,000,000,000 and that invest 100% of their assets in securities described in clause (a) above or subclause (i) of this clause (f); and
(g)    in the case of any Foreign Subsidiary, investments by such Subsidiary that are denominated in U.S. Dollars, Euros or the currency of the jurisdiction where such Foreign Subsidiary’s principal business activities are conducted and are available in the principal financial markets of the jurisdiction and otherwise are comparable (as nearly as practicable) to the investments described above; provided that, for purposes of this clause (g), (i) the foregoing clause (a) shall be deemed to include obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the government of the jurisdiction in which such Foreign Subsidiary is located, in each case maturing within one year from the date of acquisition thereof, and (ii) commercial banks referred to in the foregoing clause (c) shall be deemed to include commercial banks located in the applicable jurisdiction that the applicable Foreign Subsidiary determines in good faith to be among the most creditworthy banks available for deposits in the location where such deposits are being made.

“Permitted Securitization Transaction” means any sale, assignment or other transfer (or series of related sales, assignments or other transfers) by the Company or any Subsidiary of receivables or royalty payments owing to the Company or such Subsidiary or any interest in any of the foregoing pursuant to a securitization transaction, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables or royalty payments.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Principal Domestic Subsidiary” means (a) any Subsidiary organized in the United States of America (other than a Subsidiary the material assets of which consist primarily of Equity Interests in one or more Foreign Subsidiaries) whose assets exceed 5% of the consolidated assets of the Company and its consolidated Subsidiaries or whose revenues exceed 5% of the consolidated revenues of the Company and its consolidated Subsidiaries, in each case as of the end of the most recent fiscal quarter or for the most recently ended four consecutive fiscal quarters, respectively, or (b) any Subsidiary that holds any material trademark (including any Kentucky Fried Chicken, KFC, Pizza Hut or Taco Bell trademark) for use in the United States of America or any jurisdiction therein; provided that any Subsidiary shall not be deemed to be a “Principal Domestic Subsidiary” if the Company determines in good faith that the delivery of a guarantee by such Subsidiary may result in adverse tax consequences.
“Quotation Day” means for any Interest Period, two Business Days prior to the first day of such Interest Period.

“Recipient” has the meaning set forth in the definition of the term “Excluded Taxes”.
“Reference Banks” means with respect to the LIBO Rate, the principal London offices of JPMCB or such other banks as may be appointed by the Administrative Agent in consultation with the Company.
“Refranchising Transaction” means a transaction in which the Company or any of its Subsidiaries sells, transfers, leases or otherwise disposes of assets (excluding the sale, transfer or disposition of intellectual property, except for licenses of intellectual property to franchisees or prospective franchisees) comprising one or more restaurants to the franchisee or prospective franchisee thereof.
“Register” has the meaning set forth in Section 10.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any facility, building or structure.
“Rental Expense” means, for any Person for any period, the minimum rental expense of such Person deducted in determining Consolidated Net Income of such Person for such period. Unless the context otherwise requires, references to “Rental Expense” are to Rental Expense of the Company and the Included Subsidiaries.
“Required Lenders” means, at any time, Lenders holding unused Commitments and outstanding Loans representing more than 50% of the sum of the total unused Commitments and total aggregate principal amount of outstanding Loans at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective outstanding Loans in determining the Required Lenders.
“S&P” means Standard & Poor’s.
“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of the Specified Time on such Quotation Day (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent after consultation with the Company).

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.11.
“Securitization Amount” means, at any date of determination thereof and in respect of any Permitted Securitization Transaction, (a) in the case of a Permitted Securitization Transaction structured as a borrowing of loans secured by receivables or royalty payments, the outstanding principal amount of Indebtedness incurred in respect of such Permitted Securitization Transaction that is secured by such receivables or royalty payments and (b) in the case of a Permitted Securitization Transaction structured as a sale or other transfer of receivables or royalty payments (other than a sale or transfer of such receivables or royalty payments to a Subsidiary), the aggregate amount of cash consideration received by the Company or any of its Subsidiaries from such sale or transfer, but only to the extent representing the outstanding equivalent of principal, capital or comparable interests in respect of such receivables or royalty payments that remain uncollected at such time and would not be distributed to the Company or a Subsidiary if such Permitted Securitization Transactions were to be terminated at such time.
“Securitization Subsidiary” means any Subsidiary that is formed by the Company or any of its Subsidiaries for the sole purpose of effecting or facilitating a Permitted Securitization Transaction and that (a) owns no assets other than receivables, royalty payments and other assets that are related to such Permitted Securitization Transaction and (b) engages in no business and incurs no Indebtedness, in each case, other than those related to such Permitted Securitization Transaction.
“Sold Business” means any Person, property, business or asset sold, transferred or otherwise disposed of by the Company or any Subsidiary, other than in the ordinary course of business.
“Specified Currency” has the meaning assigned to such term in Section 10.14.
“Specified Time” means with respect to the LIBO Rate, 11:00 a.m., London time.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company; provided that except for purposes of Sections 3.04, 3.11, 5.01(a), 5.01(b) and 5.01(f), the term “Subsidiary” shall not include a Non-Controlled Subsidiary.
“Subsidiary Guarantors” means (a) the Subsidiaries listed on Schedule A and (b) any other Subsidiary that is a “Subsidiary Guarantor” (under and as defined in the Existing Credit Agreement) at any time other than a Foreign Subsidiary.
“Syndication Agent” means each of JPMCB and Citibank, N.A., in its capacity as a syndication agent in respect of the credit facilities established hereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be party, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.
“U.S. Dollars” or “US$” or “$” refers to lawful money of the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30)of the Code.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “LIBOR Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein and (ii) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update - Leases (Topic 840) issued August 17, 2010, or any successor proposal.

ARTICLE 2
THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in U.S. Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Loans exceeding such Lender’s Commitment or (ii) the sum of the total Loans extended hereunder plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. The Loans shall be available in up to three drawings. Within the foregoing limits and subject to the terms and conditions set forth herein, the Loans borrowed under this Section 2.01 and paid or prepaid may not be reborrowed.

Section 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.15, (i) each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans and (ii) each Competitive Borrowing shall be comprised entirely of LIBOR Loans or Fixed Rate Loans, in each case as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall not result in any increased costs under Section 2.16 or any obligation by the Borrower to make any payment under Section 2.18 in excess of the amounts, if any, that such Lender would be entitled to claim under Section 2.16 or 2.18, as applicable, without giving effect to such change in lending office.

(c)    At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 3 LIBOR Borrowings outstanding.

(d)    [Intentionally Omitted]

(e)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a LIBOR Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a duly completed and executed Borrowing Request in the form of Exhibit C (or by telephone notification, confirmed promptly by hand delivery or telecopy to the Administrative Agent of a duly completed and executed Borrowing Request in the form of Exhibit C).

Each such telephonic and written Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:
(i)the aggregate principal amount of such Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)the Type of such Borrowing;

(iv)in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the aggregate principal amount of outstanding Loans (including Competitive Loans) at any time shall not exceed the total Commitments and provided further that notwithstanding anything herein to the contrary, no Competitive Bids may be accepted and no Competitive Loans may be made without the prior written consent of all of the Lenders. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by (x) in the case of a LIBOR Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing and (y) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such Competitive Bid Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a duly completed and executed Competitive Bid Request in the form of Exhibit D (or by telephone notification, confirmed promptly by hand delivery or telecopy to the Administrative Agent of a duly completed and executed Competitive Bid Request in the form of Exhibit D). Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate principal amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)the Type of such Borrowing;

(iv)the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.
(b)    Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of (i) a LIBOR Competitive Borrowing, not later than 9:30 a.m., Local Time, three Business Days before the proposed date of such Competitive Borrowing and (ii) a Fixed Rate Borrowing, not later than 9:30 a.m., Local Time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be expressed in U.S. Dollars and be a minimum of US$5,000,000 and an integral multiple of US$1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c)    The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)    Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed promptly by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (i) in the case of a LIBOR Competitive Borrowing, not later than 10:30 a.m., Local Time, three Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., Local Time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of US$5,000,000 and an integral multiple of US$1,000,000; provided further that if a Competitive Loan must be in an amount less than US$5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of US$1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of US$1,000,000 in a manner determined by such Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e)    The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)    If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

Section 2.05. [Intentionally Omitted].

Section 2.06. [Intentionally Omitted].

Section 2.07. [Intentionally Omitted].

Section 2.08. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof, by wire transfer of immediately available funds in U.S. Dollars by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent, and designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to the Loans included in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.09. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower (or by telephone notification, confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower). Without limiting the rights of the Borrower to repay outstanding Borrowings, each conversion or continuation of a Borrowing shall comply with the applicable provisions of Section 2.02.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)in the case of an election resulting in a Borrowing, the Type of the resulting Borrowing; and

(iv)in the case of an election resulting in a Borrowing, if the resulting Borrowing is to be a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Borrowing of the same Type with an Interest Period one month’s duration.

(f)    Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10. Termination, Reduction and Extension of Commitments. (a) Unless previously terminated, the Commitments shall terminate (x) on the date of each Borrowing, in an amount equal to the aggregate principal amount of such Borrowing, (y) in full (excluding the Commitments of Non-Funding Lenders), on the last day of the Availability Period and (z) in the case of any Non-Funding Lenders, in full, on the Maturity Date.

(b)    The Company may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of US$5,000,000 and not less than US$10,000,000.

(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days (or such lesser number of days as may be acceptable to the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)    Mandatory Termination or Reduction of Commitments.

(i)In the event that the Borrower or any other member of the Consolidated Group actually receives any Net Cash Proceeds arising from any Permitted Securitization Transactions, Debt Issuance or Asset Sale, in each case during the period commencing on the Effective Date and ending on the last day of the Availability Period, then the Commitments then outstanding shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds (minus the amount of such Net Cash Proceeds required to be applied to prepay Loans outstanding at such time in accordance with Section 2.12(c)) on the day of receipt by the Borrower or, as applicable, any other member of the Consolidated Group of such Net Cash Proceeds. The Borrower shall promptly notify the Administrative Agent of the receipt by the Borrower, or, as applicable, any other member of the Consolidated Group, of such Net Cash Proceeds from any Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds received.

(ii)All reductions of the Commitments pursuant to Section 2.10(d)(i) shall be made ratably to the Lenders’ individual Commitments. For the avoidance of doubt, Net Cash Proceeds shall first be applied to the prepayment of Loans outstanding at any time in accordance with Section 2.12(c) and then to the reduction of Commitments in accordance with 2.10(d)(i).

(e)    (i) The Company may, by delivery of a written notice (a “Maturity Date Extension Notice”) to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 60 days prior to the Maturity Date, require the Lenders to extend the Maturity Date for an additional period of three months (the “Extended Maturity Date”); provided that there shall be no more than one extension of the Maturity Date pursuant to this Section. Upon delivery of the Maturity Date Extension Notice to the Lenders, (the date of such delivery, the “Extension Date”) the Maturity Date shall be extended to the Extended Maturity Date.

(ii)Notwithstanding the foregoing provisions of this Section 2.10, no extension of the Maturity Date shall be effective with respect to any Lender unless, (A) on and as of the Extension Date in respect of such extension, no Event of Default shall have occurred and be continuing and (B) on or prior to the Original Maturity Date, the Company shall have paid the extension fees required under Section 2.13(c).

Section 2.11. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender owing by the Borrower to such Lender on the earlier to occur of (x) the Maturity Date and (y) the ChinaCo Spin Effective Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan owing by the Borrower on the earlier to occur of (x) last day of the Interest Period applicable to such Loan and (y) the ChinaCo Spin Effective Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to each Borrower hereunder, the Type thereof and, in the case of any LIBOR Borrowing, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans of the Borrower evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.12. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment by such Borrower hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the participating Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

(c)Mandatory Prepayment of Loans.

(i)In the event that the Borrower or any other member of the Consolidated Group actually receives any Net Cash Proceeds arising from any Permitted Securitization Transaction, Debt Issuance or Asset Sale, in each case after the Effective Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three Business Days following the receipt by the Borrower or any such Subsidiary of such Net Cash Proceeds. The Borrower shall promptly (and not later than the date of receipt thereof) notify the Administrative Agent of the receipt by the Borrower or, as applicable, any other member of the Consolidated Group, of such Net Cash Proceeds from any Debt Issuance or Asset Sale, and such notice shall be accompanied by a reasonably detailed calculation of the Net Cash Proceeds. Each prepayment of Loans shall be applied ratably and shall be accompanied by accrued interest and fees on the amount prepaid to the date fixed for prepayment, plus, in the case of any LIBOR Borrowing, any amounts due to the Lenders under Section 10.03(a).

(d)Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (b) of this Section; provided, that if the Borrower fails to so select such Borrowing or Borrowings, such prepayment shall be applied to the outstanding Borrowings in the direct order of maturity of the relevant Interest Periods applicable thereto.

Section 2.13. Fees.

(a)Commitment Fees. The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)Upfront Fees. The Company agrees to pay to the Administrative Agent, for the account of each Lender, an upfront fee at the rate set forth in the Fee Letter on the aggregate amount of the Commitments in effect on the Effective Date, which fee shall be earned and payable on the Effective Date.

(c)Extension Fees. In the event that the Extension Date occurs, the Company agrees to pay to the Administrative Agent, for the account of each Lender, an extension fee at the rate set forth in the Fee Letter on the aggregate outstanding principal amount of the Loans of such Lender on the Original Maturity Date, which fee shall be earned and payable on the Original Maturity Date.

(d)The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(e)All fees payable hereunder shall be paid in U.S. Dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, upfront fees and Extension Fee, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.14. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(g) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in U.S. Dollars.
(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.15. Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing, shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for LIBOR Competitive Borrowings may be made to Lenders that are not affected thereby.
(b)    Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or any applicable lending office of such Lender to make, maintain, or fund LIBOR Loans in U.S. Dollars hereunder, then such Lender shall promptly notify the Company thereof and such Lender’s obligation to make or continue any LIBOR Loans, to convert other Types of Loans into LIBOR Loans shall be suspended until the circumstances giving rise to suspension no longer exist (in which case such Lender shall again make, maintain, and fund LIBOR Loans), and each such LIBOR Loan then outstanding shall (a) in the case of all Loans (other than Competitive Loans), be converted into ABR Loans on the last day of the then-current Interest Period with respect thereto and (b) in the case of Competitive Loans, be due and payable on the last day of the then-current Interest Period with respect thereto.

Section 2.16. Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

Section 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any LIBOR Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars and of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error; provided that after receiving written request therefor by the Borrower, each affected Lender shall promptly provide such Borrower with an estimate of any amount or amounts that such Lender is entitled to receive pursuant to this Section. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than 180 days prior to the date that such Lender delivers such certificate.

Section 2.18. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)(i) The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18(c)(i)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority provided that if the Recipient fails to file notice to the Borrower of the imposition of any Indemnified Taxes or Other Taxes within 120 days following the receipt of actual written notice by such Recipient of the imposition of such Indemnified Taxes or Other Taxes, there will be no obligation for such Borrower to pay interest or penalties attributable to the period beginning after such 120th day and ending seven days after the Borrower receives notice from such Recipient, as applicable. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(i)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(c)(ii). Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(d)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(d)(i) Any Lender, with respect to the Borrower, that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which such Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.

(ii)Without limiting the generality of the foregoing:

(A)Each Lender that is a U.S. Person shall deliver to the Administrative Agent (with a copy to the Borrower) on or prior to the date on which such Person becomes a party hereunder (and from time to time thereafter upon the reasonable request of such Borrower of the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding; and

(B)Each Lender that is not a U.S. Person shall establish a complete exemption from U.S. Federal withholding Tax with respect to payments hereunder or under any other Loan Document through application of the Code or an applicable treaty by delivering to each Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (or after accepting an assignment of any interest hereunder) and from time to time thereafter upon reasonable request by the Administrative Agent or such Borrower, two duly completed copies of the following, as applicable: (1) IRS W-8BEN or IRS W-8BEN-E claiming eligibility of the Lender for benefits of an income tax treaty to which the United States is a party, (2) in the case of a Lender claiming eligibility for the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code, IRS W-8BEN or IRS W-8BEN-E along with a certificate to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A)

of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a “controlled foreign corporation” receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code, (3) IRS Form W-8ECI or (4) IRS Form W-8IMY and all supporting documentation (including any of the documentation listed in clauses (1), (2) and (3), as applicable) required pursuant to applicable Treasury Department regulations, or, in each case, an applicable successor form, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide the certification listed in (2) above on behalf of such direct and indirect partner.

(e)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA and to determine the amount to deduct and withhold from such payment.

(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under any other Loan Document.

Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.16 or 2.18, or otherwise) in U.S. Dollars prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. All such payments in U.S. Dollars shall be made to the Administrative Agent at its offices at its address specified in Section 10.01, except that payments pursuant to Sections 2.16, 2.17, 2.18 and 10.03 shall be made directly to the Persons entitled thereto, without set-off or counterclaim. Any amounts received after the time required to be received hereunder on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (provided that if such payment date is the Maturity Date, the date for payment shall be the immediately preceding Business Day) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(b), 2.19(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Company or designate a different lending office for funding or booking its affected Loans hereunder or to assign its affected rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) in the judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.16, or if any Lender is a Defaulting Lender, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if the Company is entitled to replace a Lender pursuant to Section 10.02(c), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than in respect of any outstanding Competitive Loans held by it and any existing rights to payments under Section 2.16 and Section 2.18) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment and delegation will result in a reduction in such compensation or payments.

Section 2.21. [Intentionally Omitted].

Section 2.22. [Intentionally Omitted].

Section 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)commitment fees shall cease to accrue on the amount of the Commitment of such Defaulting Lender pursuant to Section 2.13(a); and

(b)the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that this clause (b) shall apply to the vote of a Defaulting Lender in the case of an amendment, waiver, or other modification referred to in clause (i) or (ii) of the first proviso of Section 10.02(b) unless such Defaulting Lender shall be affected by such amendment, waiver or other modification.

In the event that the Administrative Agent and the Company, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:
Section 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and any promissory notes issued pursuant to Section 2.11(e) have been duly executed and delivered by the Company and constitute, and the Guarantee Agreement when executed and delivered by each Guarantor will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Loan Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment (other than pursuant to this Agreement) to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except, with respect to clauses (b) and (c), any such violations, defaults and payments which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and except, with respect to clause (d), any such Liens permitted under Section 6.02.

Section 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and related statements of income, cash flows and shareholders’ equity and comprehensive income as of and for the fiscal year ended December 31, 2014, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)As of the Effective Date, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, since December 31, 2014.

Section 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries on a consolidated basis, except for minor defects in title and other matters that do not interfere with their ability to conduct their businesses on a consolidated basis as currently conducted or to utilize such properties for their intended purposes on a consolidated basis.

(b)Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries on a consolidated basis, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings (and, to the knowledge of the Company, there are no investigations) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that, other than actions, suits or proceedings commenced by the Administrative Agent or any Lender, involve this Agreement or the Transactions.

(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were required to be fully paid, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject (to its knowledge, in the case of those to which only its Non-Controlled Subsidiaries are subject), and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; provided that for purposes of this sentence, any information disclosed in any publicly available filing made by the Company with the Securities and Exchange Commission pursuant to the rules and regulations of the Securities and Exchange Commission shall be considered to have been disclosed to the Lenders.

Section 3.12. Subsidiary Guarantors. As of the Effective Date, there are no Principal Domestic Subsidiaries other than the Subsidiary Guarantors and the Subsidiaries listed on Schedule B.

ARTICLE 4
CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The Administrative Agent (or its counsel) shall have received from the Subsidiary Guarantors either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement.

(c)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Mayer Brown LLP, U.S. Counsel for the Loan Parties, (ii) K&L Gates LLP, special North Carolina counsel to the Company and (iii) Carson Stewart, Esq., Corporate Counsel of the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(d)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties (such evidence of good standing to be limited to the good standing of each Loan Party in such Loan Party’s jurisdiction of organization), the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel provided, that the documents and certificates set forth on Schedule 4.01 need not be delivered to the Administrative Agent on the Effective Date, but shall instead be delivered within the time limit specified on such schedule, as such time limit may be extended from time to time by the Administrative Agent in its reasonable discretion.

(e)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, solely in his capacity as such and not individually, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g)[Intentionally Omitted].

(h)To the extent requested by not later than five Business Days prior to the Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including information required under the Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on December 8, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan during the Availability Period on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Company set forth in this Agreement shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) on and as of the date of such Borrowing, except to the extent that any such representations and warranties expressly relate to an earlier date in which case any such representations and warranties shall be true and correct (or, in the case of any such representation or warranty not qualified as to materiality, true and correct in all material respects) at and as of such earlier date.

(b)At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing and, solely in the event that any amounts remain outstanding or any commitments remain in place under the Existing Credit Agreement, no “Default” or “Event of Default” shall have occurred and be continuing under the Existing Credit Agreement.

(c)The initial Borrowing under the facility (the “Initial Borrowing”) shall be made not later than 10 Business Days following the Effective Date (such date, the “Initial Borrowing End Date”).

Each Borrowing shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:
Section 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, cash flows and shareholders’ equity and comprehensive income as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a qualification, exception or explanatory paragraph relating to the Company’s ability to continue as a going concern and without any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (identifying in an explanatory paragraph any material accounting changes); provided that delivery of the Company’s form 10-K containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, including the financial statements described above reported on by KPMG LLP or other independent public accountants of recognized national standing (without a qualification, exception or explanatory paragraph relating to the Company’s ability to continue as a going concern and without any qualification, exception or explanatory paragraph as to the scope of such audit), shall be deemed to satisfy the requirements of this clause (a);

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its condensed consolidated balance sheet and related statements of income, cash flows and shareholders’ equity and comprehensive income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery of the Company’s Form 10‑Q, containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, together with the certificate of a Financial Officer as described above, shall be deemed to satisfy the requirements of this clause (b);

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.09 and 6.10 (including any adjustments necessary to reflect the existence of any Excluded Subsidiaries) and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)promptly after any certificate is delivered to the “Administrative Agent” under the Existing Credit Agreement pursuant to Section 5.01(d) of such Existing Credit Agreement (as in effect on the date hereof), a copy of such certificate;

(e)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that any request by a Lender for any information pursuant to this clause (f) shall be made through the Administrative Agent.

(g)Any financial statement, report, proxy statement or other material required to be delivered pursuant to clause (a), (b) or (e) of this Section shall be deemed to have been furnished to the Administrative Agent and each Lender on the date that such financial statement, report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that the Administrative Agent will promptly inform the Lenders of any such notification by the Company.

Section 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent written notice of any of the following promptly after a Financial Officer or other executive officer of the Company becomes aware thereof:

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$100,000,000; and
(d)any other development (except any change in general economic conditions) that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries on a consolidated basis; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under Section 6.03.

Section 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of their business on a consolidated basis in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies (or pursuant to self‑insurance arrangements that are consistent with those used by other companies that are similarly situated), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all during normal business hours; provided that in the case of any Lender, unless an Event of Default has occurred and is continuing, the Company shall not be required to permit any such visits by such Lender or its representatives pursuant to this Section more than once during any calendar year (and the Lenders will exercise reasonable efforts to coordinate such visits through the Administrative Agent).

Section 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds. The proceeds of all Loans will be used only for general corporate purposes, including Equity Payments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE 6
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:
Section 6.01. Subsidiary Indebtedness. The Company will not permit the aggregate principal amount of Indebtedness of its Domestic Subsidiaries (excluding (a) any Indebtedness of a Domestic Subsidiary owed to the Company or another Domestic Subsidiary, (b) any Indebtedness of a Guarantor, so long as its Guarantee under the Guarantee Agreement remains in effect, (c) any Indebtedness of a Securitization Subsidiary that is included in calculating the Securitization Amount, (d) any Guarantee by a Domestic Subsidiary of Indebtedness of a Foreign Subsidiary, if the assets of such Domestic Subsidiary consist solely of investments in Foreign Subsidiaries and a de minimis amount of other assets and (e) Indebtedness existing as of the Effective Date and set forth on Schedule 6.01, but including (except as provided in clause (d) above) any Guarantee by a Domestic Subsidiary (other than a Guarantor) of Indebtedness of any other Person, including the Company, a Guarantor or a Foreign Subsidiary) at any time to exceed US$200,000,000.

Section 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)Permitted Encumbrances;

(b)any Lien on any property or asset of the Company or any Domestic Subsidiary existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided further that, any such Lien securing obligations in excess of US$10,000,000 on the date hereof shall not be permitted under this clause (b) unless such Lien is set forth in Schedule 6.02;

(c)any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)Liens on fixed or capital assets (including equipment) hereafter acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e)Liens securing Capital Lease Obligations arising out of Sale and Lease-Back Transactions; provided that (i) such Sale and Lease-Back Transaction is consummated within 90 days after the purchase by the Company or a Subsidiary of the property or assets which are the subject of such Sale and Lease-Back Transaction and (ii) such Liens do not at any time encumber any property or assets other than the property or assets that are the subject of such Sale and Lease-Back Transaction;

(f)any Lien on any property or asset of any Subsidiary securing obligations in favor of the Company or any other Subsidiary;

(g)any Lien on any property or asset of any Foreign Subsidiary securing obligations of any Foreign Subsidiary;

(h)Permitted Securitization Transactions and Liens arising in connection with any Permitted Securitization Transaction; and

(i)other Liens not otherwise permitted by the foregoing clauses of this Section (including Permitted Securitization Transactions and Liens arising in connection with any Permitted Securitization Transaction, to the extent exceeding the amount in clause (h) above); provided that the Lien Basket Amount shall not at any time exceed 15% of the Consolidated Net Tangible Assets of the Company.

Section 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and the Subsidiaries (taken as a whole), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and no Default shall result therefrom (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (iv) this Section shall not be construed to restrict Permitted Securitization Transactions; provided that for purposes of this Section 6.03, one or more Refranchising Transactions shall not constitute the sale, transfer or disposition of all or substantially all of the assets of the Company and the Subsidiaries.

(b)A substantial majority of the business engaged in by the Company and its Subsidiaries will continue to be businesses of the type conducted by the Company and its Subsidiaries on the Effective Date and businesses reasonably related thereto; provided that the foregoing shall not be construed to restrict the conduct of businesses that are limited to serving the Company and its Subsidiaries and their respective franchisees and licensees, such as the creation of Subsidiaries to conduct insurance or inventory purchasing activities for the Company and its Subsidiaries and their respective franchisees and licensees.

Section 6.04. OFAC/FCPA. The Borrower will not directly, or, to the Borrower’s knowledge, indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in any manner that would result in a violation of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise) or (ii) in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption law.

Section 6.05. Hedging Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement or commodity price protection agreement or other commodity price hedging arrangement, other than Hedging Agreements, commodity price protection agreements and other commodity price hedging arrangements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 6.06. [Intentionally omitted].

Section 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its then Affiliates, except (a) in the ordinary course of business for consideration and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (including pursuant to joint venture agreements entered into after the Effective Date with third parties that are not Affiliates), (b) transactions between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries, in each case not involving any other Affiliate, (c) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock, (d) the Company and its Subsidiaries may make Equity Payments in respect of any of their respective Equity Interests, or pursuant to or in accordance with stock option plans or employee benefit plans for management or employees of the Company and its Subsidiaries and (e) the foregoing shall not prevent the Company or any Subsidiary from performing its obligations under agreements existing on the date hereof between the Company or any of its Subsidiaries and any joint venture of the Company or any of its Subsidiaries in accordance with the terms of such agreements as in effect on the date hereof or pursuant to amendments or modifications to any such agreements that are not adverse to the interests of the Lenders.

Section 6.08. Issuances of Equity Interests by Principal Domestic Subsidiaries. The Company will not permit any Principal Domestic Subsidiary to issue any additional Equity Interest in such Principal Domestic Subsidiary other than (a) to the Company, (b) to another Subsidiary in which the Company owns, directly or indirectly, a percentage interest not less than the percentage interest owned in the Principal Domestic Subsidiary issuing such Equity Interest, (c) any such issuance that does not reduce the Company’s aggregate direct and indirect percentage ownership interest in such Principal Domestic Subsidiary and (d) issuances of Equity Interests after the date hereof which are not otherwise permitted by the foregoing clauses of this Section, provided that the aggregate consideration received therefor (net of all consideration paid in connection with all repurchases or redemptions thereof) does not exceed US$100,000,000 during the term of this Agreement.

Section 6.09. Leverage Ratio. The Company will not permit the Leverage Ratio as of any date to exceed 2.75 to 1.0.

Section 6.10. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending after the Effective Date to be less than 1.40 to 1.00.

Section 6.11. Sale and Lease-Back Transactions. The Company will not, and will not permit any of its Domestic Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”), except (a) any Sale and Lease-Back Transaction consummated within 90 days after the purchase by the Company or a Domestic Subsidiary of the property or assets (other than assets acquired pursuant to any Permitted Acquisition) which are the subject of such Sale and Lease-Back Transaction, (b) any Sale and Lease-Back Transaction between the Company and any Subsidiary or any Subsidiary and any other Subsidiary and (c) other Sale and Lease-Back Transactions; provided that any Sale and Lease-Back

Transaction permitted by clause (c) above shall be subject to compliance with the limitation set forth in the proviso to clause (i) of Section 6.02.

Section 6.12. Equity Payments. The Borrower will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Equity Payment, except the Borrower and its Subsidiaries may make Equity Payments (i) in the form of dividends or other distributions made to the Borrower’s or its Subsidiary’s equity holders, which in the case of such Equity Payments by the Borrower shall be made ratably to the Borrower’s equity holders and shall be consistent with past practice and in the case of such Equity Payments by a Subsidiary shall be made ratably (or on a greater than ratable basis to the Borrower or any Subsidiary) to such Subsidiary’s equity holders, (ii) in accordance with stock option plans or employee benefit plans for management or employees of the Company and its Subsidiaries, (iii) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person and (iv) so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional Equity Payments in an aggregate amount not to exceed US$2,000,000,000 during the term of this Agreement.

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan payable by it when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable by it under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s existence) or 5.08 or in Article VI;

(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets by the Company or a Subsidiary or (ii) any amount that becomes due under a Hedging Agreement as a result of the termination thereof, other than a termination by the applicable counterparty attributable to an event or condition that constitutes or is in the nature of an event of default in respect of the Company or a Subsidiary;

(h)[Intentionally Omitted];

(i)subject to Section 7.02, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)subject to Section 7.02, the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)subject to Section 7.02, the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)subject to Section 7.02, one or more judgments for the payment of money in an aggregate amount in excess of US$125,000,000 (excluding amounts believed in good faith by the Company to be covered by insurance from financially sound insurance companies) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(m)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n)a Change in Control shall occur; or

(o)any Guarantee by any Guarantor under the Guarantee Agreement shall be determined by a court of competent jurisdiction, or shall be asserted by a Borrower or a Guarantor, to be unenforceable, or any Guarantor shall fail to observe or perform any material covenant, condition or agreement contained in the Guarantee Agreement; provided that the foregoing shall not apply with respect to the termination of any or all the Guarantees under the Guarantee Agreement pursuant to Section 11 thereof or Section 10.02(b) hereof;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding, to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and (iii) enforce its rights under the Guarantee Agreement on behalf of the Lenders; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02. Exclusion of Immaterial Subsidiaries. Solely for purposes of determining whether a Default has occurred under clause (i), (j), (k) or (l) of Section 7.01, any reference in any such clause to any “Subsidiary” shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that (a) is not a Principal Domestic Subsidiary, (b) does not have consolidated assets accounting for more than 3% of the consolidated assets of the Company and its Subsidiaries, (c) did not, for the most recent period of four consecutive fiscal quarters, have consolidated revenues accounting for more than 3% of the consolidated revenues of the Company and its Subsidiaries and (d) did not, for the most recent period of four consecutive fiscal quarters, have Consolidated EBITDAR in an amount exceeding 3% of the Company’s Consolidated EBITDAR for such period; provided that(i) notwithstanding anything in the foregoing clauses (a), (b), (c) and (d ) to the contrary, any Subsidiary that is a “Subsidiary Borrower” (under and as defined in the Existing Credit Agreement) shall be a Subsidiary for purposes of determining whether a Default has occurred under clause (i), (j), (k) and (l) of Section 7.01 and (ii) if it is necessary to exclude more than one Subsidiary from clause (i), (j), (k) and (l) of Section 7.01 pursuant to this Section in order to avoid a Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the conditions specified in clauses (b), (c) and (d) above are satisfied.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Each of the Lenders irrevocably appoints the entity named as Administrative Agent herein and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02, or as the Administrative Agent shall believe in good faith to be necessary, under the Loan Documents), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “Notice of Default”) is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document or the occurrence of any Default, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties, including through its branches as applicable. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld, and shall not be required so long as any Event of Default set forth in clause (i) or (j) of Section 7.01 has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Company (which consent shall not be unreasonably withheld, and shall not be required so long as any Event of Default set forth in clause (i) or (j) of Section 7.01 has occurred and is continuing; provided that the Company shall be deemed to have consented to such an appointment unless it shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), appoint a successor Administrative Agent which shall be a bank with an office (or that has Affiliates with an office) in New York, New York, for the successor Administrative Agent; provided that, notwithstanding any of the foregoing, if no successor shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent’s notice of its resignation, the retiring Administrative Agent may elect, by notice to the Company and the Lenders, that its resignation shall become effective without a successor having been appointed, in which case (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Each party hereto agrees and acknowledges that the Syndication Agents, the Documentation Agents and the Lead Arrangers do not have any duties or responsibilities in their capacities as Syndication Agents, Documentation Agents and Lead Arrangers, respectively, hereunder or under any other Loan Document and shall not have, or become subject to, any liability hereunder in such capacities, but all such Persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article are solely for the benefit of the Administrative Agent, the Lead Arrangers, the Syndication Agents, the Documentation Agents and the Lenders, and none of the Company or any other Loan Party shall have any rights as a third party beneficiary of any such provisions other than in respect of the consent rights set forth above relating to a successor Administrative Agent.
ARTICLE 9
[INTENTIONALLY OMITTED]

ARTICLE 10
MISCELLANEOUS

Section 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to the Company, to it at Yum! Brands, Inc., P.O. Box 32070, Louisville, KY 40232, (or, in the case of overnight packages, 1441 Gardiner Lane, Louisville, KY 40213-1963), Attention of William L. Gathof, Vice President and Treasurer (Telecopy No. (502) 874-8948);

(ii)if to the Administrative Agent or to GS Bank, in its capacity as a Lender, as follows: Goldman Sachs Bank USA c/o Goldman, Sachs & Co. 30 Hudson Street, 36th Floor Jersey City, NJ 07302, Attention: SBD Operations (Email: gsd.link@gs.com), with a copy to: Goldman Sachs Bank USA 200 West Street New York, New York 10282-2198, Attention: Aaron Peyton; and

(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Company; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent, the Company and the applicable Lenders. The Administrative Agent, the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any other Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan (or the date of any payment required pursuant to Section 2.12(b)) or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereunder, in each case without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

(c)If, in connection with any proposed waiver, amendment or modification of this Agreement or any other Loan Document or any provision hereof or thereof, the consent of one or more of the Lenders whose consent is required is not obtained, then the Company shall have the right to replace each such non-consenting Lender with one or more assignees pursuant to Section 2.20(b); provided that at the time of such replacement, each such assignee consents to the proposed waiver, amendment or modification.

Section 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, the Syndication Agents, the Documentation Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)The Company shall indemnify the Administrative Agent, each Syndication Agent, each Documentation Agent, each Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (it being understood that, for purposes of this clause, each of a Lead Arranger, the Administrative Agent or a Lender, on the one hand, and their respective officers, directors, employees, agents and controlling persons, on the other hand, shall be considered to be a single party seeking indemnification) or (ii) with respect to any amounts paid pursuant to any settlement made by such Indemnitee without the consent of the Company, which consent shall not be unreasonably withheld.

(c)To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be was incurred by or asserted against the Administrative Agent in its capacity as such. Any payment by a Lender hereunder shall not relieve the Company of its liability in respect thereof.

(d)To the extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, Indemnitees and the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to the Borrower or any Affiliate or Subsidiary of the Borrower or to a natural Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Company; provided that no consent of the Company shall be required (x) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) with respect to a Lender, or (y) if an Event of Default set forth in clause (a), (b), (i) or (j) of Section 7.01 has occurred and is continuing, any other assignee; and

(B)the Administrative Agent.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default set forth in clause (a), (b), (i) or (j) of Section 7.01 has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;

(C)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(D)in the case of an assignment by a Lender to a CLO (as defined below) administered or managed by such Lender or by an Affiliate of such Lender, the assigning Lender may retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such CLO;

(E)no assignment shall be permitted that would reasonably be expected to result in any direct or indirect increase in costs, Taxes or other expenses that the Company or any other Loan Party is required to pay or reimburse under any applicable provisions hereunder.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:
“Approved Fund” means, with respect to any Lender, (a) a CLO administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment or Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”), and shall give prompt written notice to the Company of each Assignment and Assumption so accepted and recorded. The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The

Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than to the Borrower or any Affiliate or Subsidiary of the Borrower or to a natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Company. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Company is notified of the participation sold to such Participant and such Participant agrees in writing, for the benefit of the Company, to comply with Section 2.18(d) as though it were a Lender.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or any central bank having jurisdiction over such Lender and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Guarantee Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement, but only to the extent such obligations are then due and payable. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction.

(c)The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (subject to the last sentence of this paragraph), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company, (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of such Information or (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. For the purposes of this Section, “Information” means all information received from the Company relating to the Company, or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. If any Lender receives any subpoena or similar legal process referred to in clause (c) above, such Lender will endeavor, to the extent practicable, to notify the Company and afford the Company an opportunity to challenge the same before disclosing any confidential Information pursuant thereto.

Section 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss.

Section 10.15 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

Section 10.16. [Intentionally Omitted].

Section 10.17. No Fiduciary Duty. The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Company agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Company acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YUM! BRANDS, INC.,
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
By:
Name:
Title:

CITIBANK, N.A.,
By:
Name:
Title:

GOLDMAN SACHS BANK USA, individually and as Administrative Agent,
By:
Name:
Title:

Lender Signature Page to
the YUM! BRANDS, INC., Credit Agreement
dated as of the date first written above

Name of Institution:
By:
Name:
Title:

For any Lender requiring a second signature line:

By:
Name:
Title:

SCHEDULE A
TO
CREDIT AGREEMENT
GUARANTORS
Subsidiary (Jurisdiction of Incorporation)
Kentucky Fried Chicken International Holdings, Inc. (Delaware)
KFC Corporation (Delaware)
KFC Holding Co. (Delaware)
Pizza Hut, Inc. (California)
Pizza Hut International, LLC (Delaware)
Pizza Hut of America, LLC (Delaware)
Taco Bell Corp. (California)
Taco Bell of America, LLC (Delaware)
YUM Restaurant Services Group, LLC (Delaware)

SCHEDULE B
TO
CREDIT AGREEMENT
EXCLUDED SUBSIDIARIES
None.

SCHEDULE 2.01
To Credit Agreement
COMMITMENTS

Lender	Commitment
Citibank, N.A.	$500,000,000
Goldman Sachs Bank USA	$500,000,000
JPMorgan Chase Bank, N.A.	$500,000,000
Total	1,500,000,000

SCHEDULE 3.06
To Credit Agreement
DISCLOSED MATTERS
The matters described in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 5, 2015 in “Note 12 - Guarantees, Commitments and Contingencies” in the Notes to Condensed Consolidated Financial Statements (Unaudited) under “Part I - Financial Information” and under the caption “Item 1 - Legal Proceedings” under “Part II - Other Information and Signatures”.

SCHEDULE 4.01
To Credit Agreement
POST-CLOSING MATTERS

1.
Within 30 days after the Effective Date, the Borrower shall deliver to the Administrative Agent the organizational documents and certificates of good standing for each of Pizza Hut, Inc. and Taco Bell Corp, in each case, certified by the California Secretary of State.

SCHEDULE 6.01
To Credit Agreement
EXISTING INDEBTEDNESS

1.	Indebtedness of Domestic Subsidiaries (primarily relating to Capital Lease Obligations), in an amount of US$9,451,053 as of September 5, 2015.

SCHEDULE 6.02
To Credit Agreement
EXISTING LIENS

1.
Liens created and existing pursuant to the sale-leaseback agreements, Master Lease Agreements and related agreements entered into by certain subsidiaries of the Borrower and evidencing the following sale-leaseback transactions:

Original Transaction Date	Lessor	Lessee
April 30, 2003	GE Capital Franchise Finance Corporation, successor in interest to FFCA Acquisition Corporation	KFC Corporation (as successor to KFC U.S. Properties, Inc.)
April 30, 2003 Amended August 15, 2003	LoJon Property II LLC	KFC Corporation (as successor to KFC U.S. Properties, Inc.)